Exhibit 99.1

ION commences plan to reduce the outstanding amount of its Senior Notes and extend their maturity until 2021 pursuant to a Support Agreement with key holders
HOUSTON, TX – February 29, 2016 – ION Geophysical Corporation (the “Company”) (NYSE: IO) today announced the Company's entry into a Support Agreement (the “Support Agreement”) with the holders (collectively, the “Supporting Noteholders”) of more than two-thirds of the aggregate outstanding principal amount of the Company’s 8.125% Senior Secured Second Priority Notes due 2018 (the “Existing Notes”) relating to a proposed transaction, which will, among other things, extend the maturity of the Company’s outstanding Existing Notes until December 15, 2021 and utilize up to $15 million to reduce the aggregate amount of the Existing Notes at a substantial discount to par. The Company's entry into the Support Agreement is the first step in launching a potential offer to exchange. There can be no assurance the Company will reach a final agreement on the terms of an offer to exchange with its Supporting Holders.

President and CEO Brian Hanson commented, “Upon the consummation of the Exchange Offer and, if the cash tender option is fully subscribed by our noteholders, we expect to have successfully extended the maturity of a substantial portion of our outstanding debt for over three years and will have de-levered our balance sheet by $25-$30 million.”

The Support Agreement contemplates the Company pursuing the following potential transactions:

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commencing a private exchange offer for any and all of the outstanding Existing Notes (the “Exchange Offer”), pursuant to which each eligible holder of the Existing Notes will have the right to exchange all of its Existing Notes for consideration consisting of, for each $1,000 of principal amount of the Existing Notes validly exchanged and not validly withdrawn, (x) $1,000 in principal amount of 9.125% new senior secured second priority notes due 2021 and (y) ten shares of the Company’s common stock, par value $0.01 per share; and

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in connection with the Exchange Offer, soliciting consents in a consent solicitation from exchanging holders of the Existing Notes to certain amendments to the indenture governing the Existing Notes, including, among other things, releasing all of the collateral securing the Existing Notes and related guarantees and eliminating most of the negative covenants and events of default.

The Supporting Noteholders have agreed to tender their Existing Notes in the Exchange Offer and give their consents to the proposed amendments to the indenture governing the Existing Notes.

In addition, the Company will provide each eligible participant who validly tenders all of its Existing Notes in the Exchange Offer the option to tender the Existing Notes for cash (the "Cash Tender Option"), subject to, among other things, a maximum aggregate amount of cash payable of $15.0 million plus accrued and unpaid interest through and excluding the closing date of the Exchange Offer (collectively, the "Cash Tender Cap"). The pricing for the Cash Tender Option will be determined pursuant to a "Dutch auction” in which each eligible participant electing to participate in the Cash Tender Option will specify the price for each $1,000 of principal amount of the Existing Notes (not greater than $600 nor less than $430 per $1,000 of principal amount of the Existing Notes) at which such eligible participant is willing to tender its Existing Notes. The Company will accept for purchase Existing Notes tendered pursuant to the Cash Tender Option beginning with those for which the lowest price has been specified, until the Company has accepted for purchase an aggregate amount of Existing Notes equal to the Cash Tender Cap, subject to applicable proration procedures among the last class of bids that still fits under the Cash Tender Cap.

There can be no assurance if or when the Company will consummate the Exchange Offer and the other transactions contemplated by the Support Agreement or the terms thereof. In particular, there can be no assurance that the Company and the Supporting Noteholders will be able to agree to final terms for the proposed Exchange Offer, that a sufficient amount of holders of the Existing Notes will tender in the proposed Exchange Offer as required in the Support Agreement, or that the Company will be able to satisfy the other conditions set forth in the Support Agreement. The Company will not receive any cash proceeds in connection with the transactions contemplated by the Support Agreement.

This press release does not constitute an offer to purchase or sell any securities or the solicitation of an offer to exchange any Existing Notes or any other security, nor will there be any purchase, sale or exchange of any securities in any state or other jurisdiction in which such offer, solicitation or sale or exchange would be unlawful prior to the registration or qualification of any such securities or offer under the securities laws of any such state or other jurisdiction. Consummation of the Exchange Offer is subject to, among other things, definitive documentation and any exchange offer for the Existing Notes will be made only pursuant to separate documentation. Holders of the Existing Notes and investors are urged to read the Company’s Exchange Offer documents, if and when they become available, because they will contain important information regarding the contemplated Exchange Offer.

About ION
ION is a leading provider of technology-driven solutions to the global oil & gas industry.  ION's offerings are designed to help companies reduce risk and optimize assets throughout the E&P lifecycle. For more information, visit www.iongeo.com.
Contacts
Jamey S. Seely
Executive Vice President, General Counsel and Corporate Secretary
+1.281.552.3011

This press release contains “forward-looking” statements, including, without limitation, those that involve risks and uncertainties, including statements regarding the expected terms of the Exchange Offer and the transactions contemplated by the Support Agreement. These statements relate to future plans, objectives, expectations and intentions and are for illustrative purposes only. These statements may be identified by the use of words such as “believe,” “expect,” “intend,” “plan,” “anticipate,” “likely,” “will,” “could,” “estimate,” “may,” “potential,” “should,” “would,” and similar expressions. There can be no assurance that all or any portion of the aforementioned transactions will be consummated on the terms summarized herein or at all. The forward-looking statements contained, or incorporated by reference, herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission and other factors discussed in the Form 8-K. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s views as of the date of the Form 8-K. The Company undertakes no obligation to update any of the forward-looking statements made in the Form 8-K, whether as a result of new information, future events, changes in expectations or otherwise.

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